Exhibit 10.6(a)(xiii)
AGREEMENT FOR NON-EMPLOYEE DIRECTORS PURSUANT TO CONDUENT INCORPORATED
2021 PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Conduent Incorporated, a New York corporation (the "Company"), dated as of the date which appears as the "Date of Agreement and Award" in the Award Summary attached hereto (the "Award Summary") in favor of the individual whose name appears on the Award Summary, a non- employee Director of the Company (the "Director").

In accordance with the provisions of the "Conduent Incorporated 2021 Performance Incentive Plan," as amended and restated (the "Plan"), the Board of Directors of the Company (the "Board") has authorized the execution and delivery of this Agreement.

Terms used herein which are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:

AWARD OF DEFERRED STOCK UNITS

1.Award of Deferred Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Director on the date indicated on the Award Summary the number of Deferred Stock Units (individually, the "DSU") as shown on the Award Summary.

TERMS OF THE DEFERRED STOCK UNIT

2.Deferral Period and Entitlement to Shares. Upon the lapse of the “Deferral Period”, as indicated on the Award Summary in connection with the DSUs, which shall be the period commencing on the date of this Agreement through the earliest of: (1) the date of termination of Board service, so long as such termination of Board service occurs following the first anniversary of the date of this Agreement (the “First Anniversary”), (2) a date certain after the First Anniversary elected by Director in accordance with the procedures established for elections under the Plan, or if no such election is made, the First Anniversary, (3) the date of death, (4) the date necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government in accordance with Section 1.409A-3(j)(4)(iii) of the Treasury Regulations and (5) the date of a Change in Control that is also a transaction described in Section 409A(a)(2) of the Code) (such period, the “Deferral Period”), the Company shall deliver to such person a certificate or certificates for a number of shares of Common Stock equal to the number of DSUs as to which a Deferral Period has lapsed. No fractional shares shall be issued. If service as a Director of the Company ends prior to the one-year anniversary of the first day of the month of the date of this Agreement, the number of shares issuable at the end of the Deferral Period will be prorated in the following manner: for each month of Board service following the date of the award, Director or his or her estate, as the case may be, will receive a prorated number of shares of one- twelfth of the total award provided pursuant to this Agreement. Termination of Board service prior to the end of a month will be treated as though Director served on the Board for the entire month for purposes of the award.

3.Dividend Equivalents. Director shall be entitled to receive from the Company dividend equivalents, which are credited in the form of additional DSUs payable in Common Stock following the lapse of the Deferral Period, at the same time and in the same amounts that the holder of record of a number of shares of Common Stock equal to the number of DSUs covered by the Agreement would be entitled to receive as dividends on such Common Stock. Such right to dividend equivalents on a DSU covered hereby shall apply to all dividends the record date for which occurs at any time dung the period commencing on the date hereof and ending on the date that Director becomes a shareholder of record with respect to such DSU as a result of the lapse of a Deferral Period as provided under Paragraph 2.

OTHER TERMS

4.Ownership Guidelines. Guidelines pertaining to Director’s required ownership of Common Stock (the “Stock Ownership Guidelines”) shall be determined by the Board or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to Director in writing.

5.Holding Requirements. To the extent a Director is not in compliance with the Stock Ownership Guidelines under Section 4 hereof, the Director must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the settlement of DSUs (net of withholding tax and any applicable fees) until the threshold set forth in the Stock Ownership Guidelines is satisfied. Such shares shall be held in the Director’s Morgan Stanley account or in another account acceptable to the Company. In addition, shares used to maintain the Director’s ownership level pursuant to this award should be held with Morgan Stanley or in another account acceptable to the Company.

6.Rights of a Shareholder. Director shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

7.Non-Assignability. This Agreement shall not be assignable or transferable by Director except by will or by the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. During the lifetime of Director the shares of Common Stock issued in connection with DSUs shall be delivered only to Director.

8.General Restrictions. If at any time the Chief Executive Officer of the Company ("CEO") shall determine, in his discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of or the issuance of DSUs or shares hereunder, the DSUs or shares may not be awarded or issued unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the CEO and any delay caused thereby shall in no way affect the date of termination of the award.

9.Tax Withholding and Information Reporting. Whenever the Plan provides that shares of Common Stock are to be delivered following the lapse of the Deferral Period, the Company shall have the right to require Director to remit to the Company an amount sufficient to satisfy any federal, state, and/or local withholding tax requirements prior to the delivery of such certificates. In addition, the Company shall have the right to satisfy any withholding requirements by withholding shares of Common Stock from the shares of Common Stock otherwise deliverable to Director, provided, however, that no shares of Common Stock are to be withheld with a value exceeding the minimum amount of tax required to be withheld by law. The Company will report income to Director on IRS Form 1099, 1042-S, or other appropriate information form or return.

10.Amendment of this Agreement. With the consent of Director, the Board may amend this Agreement in a manner not inconsistent with the Plan.

11.Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Drive, Suite 200E, Florham Park, New Jersey 07932, addressed to the attention of Office of Corporate Secretary, and if to Director shall be delivered personally or mailed to Director at the address as the same appears on the records of the Company.

12.Section 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Code (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Neither Director nor any of Director’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Director or for Director’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by Director to the Company or any of its Affiliates. If, at the time of Director’s separation from service (within the meaning of Section 409A), (a) Director shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

13.Interpretation of This Agreement. The Board shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Board in its or his sole good faith judgment shall be determined to be advisable. All decisions, interpretations and administrative actions made by the Board hereunder or under the Plan shall be binding and conclusive on the Company and Director. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

14.Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 5 to the personal representatives, legatees and heirs of Director.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.
CONDUENT INCORPORATED

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